1 Autolus Therapeutics announces appointment of Matthias Will, M.D. as Chief Development Officer LONDON, September 19, 2024 -- Autolus Therapeutics plc (Nasdaq: AUTL), a clinical-stage biopharmaceutical company developing next-generation programmed T cell therapies, announced the appointment of Matthias Will, M.D., as Chief Development Officer. Dr. Will is joining Autolus’ executive team and will lead the company's development organization effective September 30, 2024. “Matthias has a proven track record of success in pharmaceutical product development, achieving many key regulatory milestones and marketing approvals across several cancer indications,” said Dr. Christian Itin, Chief Executive Officer of Autolus. “His in-depth development experience and leadership skills, acquired over the course of his extensive career, will be invaluable as we look to expand on the obe-cel opportunity into other oncology indications as well as in autoimmune diseases.” "This is an exciting time to join Autolus as the company prepares to commercialize its first product, obe-cel, for the treatment of relapsed/refractory adult B-ALL,” said Dr. Matthias Will. “I look forward to working with the accomplished team to achieve our product development goals and continue to deliver benefit to the patients we serve based on the outstanding science at Autolus. Autolus’ growing portfolio in oncology is one of the most innovative in the industry." Dr. Will joins Autolus from Dren Bio, Inc., a privately held biotech company, where he served as Chief Medical Officer. During his tenure, Matthias led the expansion of the clinical team and oversaw the submission of two INDs for candidates to potentially treat hematologic cancers. Prior to that he served as Vice President of Clinical Development for CRISPR Therapeutics where he led the development of that company’s allogeneic CAR T programs targeting CD70 in T-cell lymphomas and renal cell carcinoma and the early stage CD70-NK cell program in collaboration with NKarta Inc. Previously, Dr. Will was in charge of clinical development at CytomX Therapeutics Inc. and held roles of increasing responsibility in clinical development at Gilead Sciences, Inc. and Novartis Oncology. Earlier in his career he served with McKinsey & Company, where he strategically advised clients in the pharmaceutical industry. Dr. Will received his Medical Degree from the Hannover Medical School and his training in hematology/oncology at the University of Tȕbingen, Germany. About Autolus Therapeutics plc

2 Autolus is a clinical-stage biopharmaceutical company developing next-generation, programmed T cell therapies for the treatment of cancer and autoimmune disease. Using a broad suite of proprietary and modular T cell programming technologies, Autolus is engineering precisely targeted, controlled and highly active T cell therapies that are designed to better recognize target cells, break down their defense mechanisms and eliminate these cells. Autolus has a pipeline of product candidates in development for the treatment of hematological malignancies, solid tumors and autoimmune diseases. For more information, please visit www.autolus.com About obe-cel (AUTO1) Obecabtagene autoleucel (obe-cel) is a B-lymphocyte antigen CD19 (CD19) chimeric antigen receptor (CAR) T cell investigational therapy designed to overcome the limitations in clinical activity and safety compared to current CD19 CAR T cell therapies. Obe-cel is designed with a fast target binding off-rate to minimize excessive activation of the programmed T cells. In clinical trials of obe-cel, this “fast off-rate” profile reduced toxicity and T cell exhaustion, resulting in improved persistence and leading to high levels of durable remissions in relapsed/refractory (r/r) Adult B- cell Acute Lymphoblastic Leukemia (B-ALL) patients. The results of the FELIX trial, a pivotal trial for adult B-ALL, have been submitted and accepted by the FDA with a PDUFA target action date of November 16, 2024. In the EU a regulatory submission to the EMA was accepted in April 2024, while in the UK, an MAA was submitted to MHRA in July 2024. In collaboration with Autolus’ academic partner, University College London, obe-cel is currently being evaluated in a Phase 1 clinical trial for B-cell non-Hodgkin lymphoma (B-NHL). About obe-cel FELIX clinical trial Autolus’ Phase 1b/2 clinical trial of obe-cel enrolled adult patients with r/r B-precursor ALL. The trial had a Phase 1b component prior to proceeding to the single arm, Phase 2 clinical trial. The primary endpoint was overall response rate, and the secondary endpoints included duration of response, MRD negative complete remission rate and safety. The trial enrolled over 100 patients across 30 of the leading academic and non-academic centers in the United States, United Kingdom and Europe. [NCT04404660] Forward-Looking Statements This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as "may," "will," "could," "expects," "plans," "anticipates," and "believes." These statements include, but are not limited to, statements regarding Autolus’ development and commercialization of its product candidates, timing of data announcements and regulatory submissions and the market opportunity for obe-cel. Any forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could cause actual results, performance, or events to differ materially from those expressed or implied in such statements. These risks and uncertainties include, but are not limited to, the risks that Autolus’ preclinical or clinical programs do not advance or result in approved products on a timely or cost effective basis or at all; the results of early clinical trials are not always being predictive of future results; the cost, timing and results of clinical trials; that many product candidates do not become approved drugs on a timely or cost effective basis or at all; the ability to enroll

3 patients in clinical trials; and possible safety and efficacy concerns. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Autolus’ actual results to differ from those contained in the forward-looking statements, see the section titled "Risk Factors" in Autolus' Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on March 21, 2024 as well as discussions of potential risks, uncertainties, and other important factors in Autolus' subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Autolus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. You should, therefore, not rely on these forward-looking statements as representing Autolus’ views as of any date subsequent to the date of this press release. Contact: Olivia Manser +44 (0) 7780 471 568 o.manser@autolus.com Julia Wilson +44 (0) 7818 430877 j.wilson@autolus.com Susan A. Noonan S.A. Noonan Communications +1-917-513-5303 susan@sanoonan.com